Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 22, 2006, accompanying the consolidated financial statements and schedules and management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, included in the Annual Report of Books-A-Million, Inc. on Form 10-K for the year ended January 28, 2006. We hereby consent to the incorporation by reference of said reports in the Registration Statement of Books-A-Million, Inc. on Form S-8 pertaining to the Books-A-Million, Inc. 2005 Incentive Award Plan.

/s/Grant Thornton LLP

Grant Thornton LLP
Atlanta, Georgia
July 12, 2006